EXHIBIT 23.1


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated April 16, 2001, except for the matters discussed in Note 15 as to which the date is August 23, 2001, included in Interplay Entertainment Corp.'s Form 10-K for the year ended December 31, 2001, into the previously filed Registration Statement File Nos. 333-50254 and 333-60583 on Form S-8 and File No. 333-50252 on Form S-3. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.


/S/ ARTHUR ANDERSEN LLP
Orange County, California
April 29, 2002